Exhibit 21

SUBSIDIARIES OF BED BATH & BEYOND INC.

The following are all of the subsidiaries of Bed Bath & Beyond Inc. other than: (i) 100% owned subsidiaries of Bed ‘n Bath Stores Inc. holding no assets other than a single store lease and, in some cases, fully depreciated fixed assets; (ii) 100% owned subsidiaries of Harmon Stores, Inc. holding no assets other than a single store lease and, in some cases, fully depreciated fixed assets; (iii) 100% owned subsidiaries of Buy Buy Baby, Inc. holding no assets other than a single store lease and, in some cases, fully depreciated fixed assets; and (iv) omitted subsidiaries which in the aggregate would not constitute a significant subsidiary.

Name	Jurisdiction

Bed Bath & Beyond of California Limited Liability Company	Delaware
Bed Bath & Beyond Canada L.P.	Ontario
Buy Buy Baby, Inc.	Delaware
Christmas Tree Shops, Inc.	Massachusetts
Cost Plus, Inc.	California
Cost Plus Management Services, Inc.	California
Harmon Stores, Inc.	Delaware
Harbor Linen, LLC	Delaware
Liberty Procurement Co. Inc.	New York